Avadain

Avadain's disruptive green technology produces the high-quality graphene industry needs to meet pent-up demand in a $100B market. Globally patented. Panasonic backed. Federal grant. No known competitors. Graphene is poised to revolutionize our world, making it cleaner, healthier & more prosperous.


AVADAIN
THE GRAPHENE AGE HAS DAWNED

Invest

$250 minimum investment

DEADLINE: October 19, 2023
in 20 days

SHARE PRICE
$5

TOTAL RAISED
$2,968,200

VALUATION
$27,968,305

4(a)(6) offering provided by Netcapital Funding Portal Inc.

DEAL OVERVIEW – AVADAIN HAS ATTRACTED MORE THAN $7 MILLION IN DILUTIVE & NON-DILUTIVE CAPITAL**

Previously raised on Netcapital: $1,366,624*

*Previous Reg CF offering. This previous offering was conducted on different terms from the current offering. Please see the offering document for additional information.
**This includes government grants and other private placement offerings on different terms than the current offering. Please see the offering document for additional information.


Huge market opportunity & pent-up demand
No known competitors
IP globally protected & green technology
Breakthrough on commercial scaling
Licensing business model, capital light, recurring revenue
Highly qualified & experienced leadership team
Strong partners (Panasonic, SwRI, RAPID Manufacturing Institute, NIST)

PROGRESS & MOMENTUM

We've attracted over $7 million dollars in dilutive and non-dilutive funding from a variety of sources, including: Panasonic, Harvard Business School Alumni Angels, a $3.77 million Federal (NIST) grant and an initial crowdfunding campaign in 2022.

Avadain's top 5 accomplishments since our last crowdfunding round on Netcapital:

- We are in licensing discussions with national and international companies and hope to sign our first license agreement this year
- Entered into a first strategic partnership and working on more
- We filed two new patent applications in April 2023 on our technology breakthrough (*Avadain* owns its IP, with patents granted in over a dozen countries)
- No other known company has a technology capable of competing with *Avadain's*
- We can own the rapidly growing market for high-quality graphene
- *Avadain* had a major breakthrough in February 2023, overcoming what we hope is the last technical obstacle to mass producing large, thin and nearly defect free (LTDF) graphene flakes

> "We are truly pleased with Avadain's progress and especially the US Department of Commerce grant. We are also gratified with the US Commerce Department's trust that Avadain's high quality graphene flakes can be upscaled to meet the need for industrial quantities of this super material."

- Takuya Tanaka, President of Panasonic Intellectual Property Corporation of America

WHAT IS GRAPHENE?

Graphene is a thin layer of graphite that is 10 or fewer atoms thick. It was first isolated in 2004 at the University of Manchester by Professors Andre Geim and Kostya Novoselov, who won the 2010 Nobel Prize in Physics.

LTDF graphene is one of the lightest, strongest, thinnest, best thermal and electrical-conducting material ever discovered. Adding a tiny bit of graphene can substantially improve the performance of thousands of products. But to fully realize all of these fantastic properties, the graphene flakes must be large (>30 µm), thin (2-5 atomic layers) and nearly defect free.

High quality graphene has the potential to bring about a new industrial revolution. It is expected to revolutionize electric vehicle batteries, supercapacitors, space exploration, satellites, defense, sensors, renewable energy, water filtration and medicine … to name just a few. "No other material has the breadth of superlatives that graphene boasts, making it ideal for countless applications," according to the University of Manchester.


GRAPHENE
0.142 nm
LIGHT!
RIGID
200X STRONGER THAN STEEL
PERFECT THERMAL CONDUCTOR
Flexible, transparent & green

- Strength (150,000,000 psi) – 200x stronger & 100x more tear resistant than steel
- Flexibility – bendable
- Thin – 1 million times thinner than a sheet of paper
- Light – 1 gram sheet would cover a soccer field

- Electronic properties – electrons move through graphene at close to the speed of light
- Electron mobility – graphene has an intrinsic electron mobility that's 100 times greater than silicon, which means it's an incredibly efficient means of moving more electrons faster
- Heat conductivity – best material for conducting heat
- Electrical conductivity – nearly perfect conductor, with one million times the power density of copper
- Invisibility – transmits 97% of light (glass window transmits 80%-90%)
- Impermeability – enables water filtration and purification
- Melting point – highest melting point of any material in a vacuum



"You can take an elephant, balance that elephant on a pencil, and put the pencil on graphene, and the graphene will not break."
- Dr. Michio Kaku

PROBLEM

It is extremely challenging to manufacture LTDF graphene flakes. Most methods of exfoliating graphite break the flakes, producing graphene with small lateral flake size (typically 1 µm-7 µm). Many of these methods also introduce defects and/or toxins.

Industry Is Forced to Work With Suboptimal Materials - Today, companies are forced to work with suboptimal quality materials which are called graphene but, in reality, are graphene oxide, nanoplatelets, nanoparticles, graphitic material and graphite. That's why the increasing number of commercially available graphene-enhanced products are of lower value. These materials are unable to deliver all of graphene's amazing combination of properties.

No Industrial Volumes of Affordably Priced High-quality Graphene Flakes - Tens of billions of dollars of graphene-enhanced, high value products should be able to enter the market once there is a source for LTDF graphene flakes in industrial volumes at an acceptable price.

SOLUTION

Avadain has developed an environmentally-friendly process to manufacture LTDF graphene flakes from graphite. We use optimized Electrochemical Exfoliation and Expansion to preserve the graphite's natural, large flake size (typically 50 µm-100 µm).

Quality Is Critical - *Avadain's* process prevents defects while manufacturing flakes that are both larger and thinner, averaging 55 μm^2 in surface area and 2-5 atomic layers thick.

Industry Needs Tons of High-Quality Flakes, Not Grams - *Avadain's* environmentally friendly and safe process is targeted to produce 2 metric tons per production line per year.

Flakes Have to Be Affordable - We are well on the way to upscaling *Avadain's* process to mass production based, in part, on a February 2023 technology breakthrough. This should enable us to mass produce LTDF flakes, enabling democratization of graphene.

According to our estimates, *Avadain's* flakes should meet about 80% of the market need.

> **"A wide range of industries have an immediate need for high quality graphene flakes. We decided to invest in Avadain because of its excellent manufacturing technology and its impressive global patent portfolio."**
>
> *– Rod Turner, Managing Partner,*
> *Manhattan Street Fund*

GRAPHENE'S COMMERCIAL INFLECTION POINT

2022 was the inflection point for commercial use of low-quality graphene.

GRAPHENE'S INFLECTION POINT: 2022 WAS THE 'WONDER' MATERIAL'S BREAKOUT YEAR. WHAT'S NEXT?

Posted By Terrance Barkan, Tuesday, January 10, 2023

MATERIALS DEFINE AN AGE. CIVILIZATIONS ARE MEASURED BY THE STONE AGE, BRONZE AGE AND IRON AGE. MOST RECENTLY, THE PLASTICS AND SILICON AGES. AFTER MUCH ANTICIPATION, 2022 SAW THE DAWNING OF THE GRAPHENE AGE, WITH A WIDE SWATHE OF USES FOR THIS WONDER MATERIAL IN PRODUCTS.

The Graphene Council

On average, a new graphene-enhanced low tech/low value product was brought to market each week in 2022. The pace of new product announcements is swelling in 2023.

LARGE AND GROWING MARKET

Market Size

Avadain estimates the current unmet market demand for high quality graphene flakes is 10 mt ($1 billion)

The Graphene Council estimates graphene demand will grow to 300,000-600,000 mt in 3-5 years. Of this, 10%-15% would be for large, thin & defect free graphene in high value uses

This means the market for large, thin & defect free graphene flakes may grow to $50 billion by the end of this decade



Projected Demand for
High Quality Graphene Flakes
Low Estimate
High Estimate
Metric Tons
100000
90000
80000
70000
60000
50000
40000
30000
20000
10000
0
2022
2023
2024
2025
2026
2027

There are hundreds of applications across leading growth industries that need Avadain's high quality graphene flakes, including:



Space Exploration
- Craft hulls & shielding
- Heat dissipation
- Microelectronics



Electronics
- Semiconductors & transistors
- Conductive inks
- Display screens



Aviation
- Lighter & stronger composite parts
- Lightning strike protection
- Coatings with imbedded sensors



Renewable Energy
- Solar PV films & coatings
- Wind turbine blades
- Battery storage



Electric Vehicles
- Supercapacitors
- Safer & longer lasting batteries
- 3-D printed composite parts



Medicine
- Biosensors
- Drug delivery
- 3-D bioprinting



Defense
- Survivability/force protection
- Radar signature reduction
- Supersonic speed capabilities



Filtration
- Water membranes
- Air filters
- Hazardous waste processing

Avadain Graphene Flakes' Superior Performance In Supercapacitors


Avadain
Leading Carbon Black
Leading rGO
1M TEABF4/ACN // PE separator
Specific Capacitance [F/g]
Discharge Current [A/g]
0
2
4
6
8
10
12
14
16
18
20
22
24
26
28
30

With Avadain's flakes, specific capacitance is constant as the discharge current increases

100% depth of discharge and excellent power density

Ideal for boosting supercapacitors for EVs, buses, trams & grid buffering

The conductive carbon black (activated carbon) & **rGO** showed rapidly declining specific capacitance

Other key benefits are expected to include:
- ***Faster charging/discharging***
- ***Better heat management and safety***
- ***Broader operating range***
- ***Better power density supporting smaller, lighter cell designs***
- ***Longer cycle life***
- ***Enable new chemistries***

> **"We are extremely excited to use Avadain's superior graphene raw materials to achieve N98-N99 filtration efficacy in our next generation of graphene-based filter mask."**
>
> *- Linh Le*
> *CEO, Flextrapower Inc.*

GRAPHENE FOR SPACE EXPLORATION AND SATELLITES

> ***"New materials such as graphene have the potential to be game changers in space exploration."***
>
> – Dr. Carlo Iorio
> Université Libre de Bruxelles

LTDF graphene has many uses in space exploration and enhancing satellites. It can be used as an additive to de-weight almost everything. Here are a few other examples:

- Replacing copper & other conductive materials with graphene to drastically lower weight & eliminate heat generated from electrical resistance
- Balancing massively contrasting temperatures of spacecraft & space habitats
- Improving damage resistance caused by micrometeoroids and space junk
- Increasing sensitivity & accuracy of navigation & astronomical observation sensors
- Developing novel lightweight composite materials for inhabited space structures
- Deploying graphene light sails for propulsion
- Shielding spacecraft, habitats & satellites from radiation



"In the space business weight is a big issue from the financial and physical perspectives. … Graphene and 2D materials are the lightest functional materials in the universe and hence are perfect in terms of mass density," says Prof. Antonio Castro Neto of the University of Singapore, "and, moreover, in the absence of air and water, 2D materials never corrode and can last indefinitely."

GRAPHENE TO POWER ADVANCED MANUFACTURING & BOOST ECONOMIC COMPETITIVENESS

LTDF graphene can play an invaluable role in America's advanced industrial future. Here are just a few examples of how graphene can play a role:

- Enable clean and sustainable manufacturing
- Accelerate manufacturing for microelectronics & semiconductors
- Provide a platform material to foster new innovations in the life sciences & biotechnology
- Deploy modular, environmentally friendly manufacturing plants to provide industrial volumes of high-quality graphene to be used in hypersonics, materials for harsh environments, high-strength lightweight composites & metal alloys, synthetic biologic materials, and many others

GRAPHENE FOR NATIONAL DEFENSE

LTDF graphene has many applications for defense. Despite the disappointment caused by attempts to use (i) "fake graphene", (ii) graphene with small lateral flake size and(iii) graphene with defects, LTDF graphene flakes can be a game changer for the war fighter.

High-quality graphene is comprised of large (>30 µm lateral flake size), thin (2-5 atomic layers) and nearly defect free graphene flakes. This material can be used as an additive to confer fantastic properties to a wide range of applications, such as:

- Ballistic protection
- Improved power
- Battery storage
- Military aviation
- Helmets
- Optics and photonics
- Electronics
- Anti-corrosion coatings
- Water filtration

It's vitally important that the U.S. lead a new Industrial Revolution powered by LTDF graphene's fantastic properties. The U.S. must compete with China's concerted efforts to dominate the global graphene supply chain. China's 13th Five-Year Plan (2016-2020) lists graphene as a leading sector of the national economy. As the National Reconnaissance Office observed, *"The challenge is producing it in large quantities."*



China Dominates Global Supply Chain of Lower Quality Graphene Nanoplatelet & Graphene Oxide
Chinese z10 graphene armored attack helicopter
American industry & government need a secure supply chain for high quality graphene flakes
China is developing a graphene coating to resist rust for naval ships and weapons
China's government has made graphene a top national priority
• China has prioritized graphene for the national economy
• China Daily reports that "around 3,000 Chinese companies are exploring uses for graphene, ... while half of the world's graphene-related patents have been filed in China."
According to IDTechEx Research, China accounts for 70% of graphene nanoplatelet/graphene oxide global production capacity, driven by government policy & aggressive pricing

AVADAIN'S TECHNOLOGY

Size and defects inhibit graphene's remarkable qualities. *Avadain's* patented process uses optimized Electrochemical Exfoliation and Expansion, resulting in large, thin and nearly defect-free flakes. Chemisorption of reducing hydrogen helps exfoliate graphite into low-defect graphene flakes with very little oxidation in the graphene structure, contrasted with the popular Hummer's Method which uses very strong oxidizing agents to exfoliate graphite into graphene oxide flakes with too many defects.

Electrochemistry is well known and decades old. *Avadain* uses electrochemistry to separate the layers of graphite with a green, energy efficient process that is scalable, highly automated and cost effective. This method preserves the graphite's naturally large flake size.



Standard
Our approach
Graphite
Oxygenation
Hydrogenation
OH
O
O
OH
Graphene-Oxide
Hydrogenated Graphene
H
Reduction
Thermal desorption
Defects
Residual oxygen
Graphene
No defects

Avadain engaged the Rapid Advancement in Process Intensification Deployment (RAPID) Manufacturing Institute, a part of the Manufacturing USA network, as project manager. RAPID is a non-profit public/private collaboration between the U.S. Department of Energy and the American Institute of Chemical Engineers. RAPID's expertise includes helping companies move quickly from pilot phase to commercial production in one step.

RAPID and *Avadain* selected the nation's largest applied research institute, Southwest Research Institute (SwRI), to upscale *Avadain's* technology to mass production. SwRI has significant expertise in electrochemistry and graphene. SwRI is a non-profit research institute located in San Antonio, Texas.



AVADAIN
Liquid Phase Exfoliation
Graphene Oxide
100 µm
1 µm
1 µm
Thin and large
High exfoliation efficiency
Very few defects
Thick and small
< 1% exfoliation efficiency
Few defects
Thin and small
High exfoliation efficiency
Many defects

CURRENT STATE OF OUR TECHNOLOGY

- SwRI's first accomplishment was to replicate and validate *Avadain's* lab scale batch process
- SwRI then optimized process parameters
- In Feb. 2023, SwRI had a **major technology breakthrough**, identifying a novel material for **scaling to mass production**
- SwRI built Gen 2 reactors to meet demand for samples
- We expect the mass production process to be demonstrated in Q4 2023 for producing industrial quantities of LTDF graphene flakes (as these images show)
- Additional engineering will be required to design an industrial scale plant in 2024





mag
100 000 ×
3 µm
B3 AFTER ANNEAL

TIMELINE OF INVESTMENT & ACHIEVEMENTS

2016
- Industry need identified
- Initial technology validation
- Parent patent filed in Germany
- International patents filed in 18 countries + Europe

2017
- 1st US patent filed
- Panasonic funds development work
- 1st German patent issued

2018
- Development work continues
- High-quality flakes produced

2019
- Lab scale manufacturing process successfully demonstrated
- Flakes successfully demonstrated to significantly improve supercapacitor performance
- 1st peer reviewed paper published (RSC Adv., 2019, 9, 29305)

2020
- 1st US patent granted
- Avadain team assembled

2021
- Avadain Inc. created
- Partnerships established with manufacturing experts
- India patent granted
- Federal grant proposal submitted

2022
- Upscaling to mass production at SwRI begins
- Total of 12 patents granted (including China, Israel, Japan, Korea & Singapore)
- $3.77 million project grant from US DoC (NIST)
- $1.36 million raised in equity crowdfunding
- $100,000 LaunchTN grant

2023 YTD
- Technology breakthrough for upscaling to mass production
- 2 more patents filed
- Gen 2 reactors begin producing samples
- $605,000 angel investment
- 2nd crowdfunding campaign
- Agreement to explore LTDF in wireless chargers



angel
investor
business
capital
venture
money
fund
startup
vision
accelerate
invest
risk

2023 got off to a great start with over $600,000 investment in January from two top-tier angel groups – Harvard Business School Alumni and Keiretsu Forum

HARVARD BUSINESS SCHOOL
Alumni Angels Association

KEIRETSU FORUM
Great Association with Quality Deal Flow

COMPETITIVE LANDSCAPE

There are more than 300 companies which claim to be selling graphene. Most of these materials are nanoplatelets, nanoparticles, graphitic material and graphite. The fantastic strength of graphene begins at ≥ 30 microns in lateral flake size, and the electrical conductivity of graphene increases as the lateral size of the graphene flake increases. Thus, in our view, the market for real graphene is divided into those companies selling real graphene flakes smaller or larger than ≥ 30 microns in lateral flake size. In this analysis, there are no companies known to have a technology capable of producing industrial volumes of large, thin and nearly defect free graphene flakes. *Avadain* has no known competitors.


Competitive Landscape
atomic layers
Not graphene
Graphene
graphite
nanoplatelets
3000
10
1
Graphite
Nanoplatelets
Brittle, little/no mechanical strength (about 300 companies)
All of graphene's fantastic properties (high mechanical strength, flexible, excellent conductivity)
AVADAIN
nm
1 µm
Flake lateral size
30 µm
(excellent mechanical strength begins)
55 µm
100 µm
Increasing conductive efficiency

BUSINESS MODEL

Avadain is pursuing a capital-light business model based on licensing the only known technology capable of producing industrial quantities of LTDF graphene flakes.

Note: Please be aware that Avadain is at the pre-revenue stage. These forward-looking statements are not guarantees of future performance and involve a high degree of known and unknown risks, uncertainties, assumptions and other important factors, many of which are beyond the control of the Company and its management.

Our licensing model enables rapid, flexible scaling to meet the forecasted explosive demand from industry and government. Driven by our experienced management team, *Avadain* plans to license its technology to:

- **Advanced materials manufacturers.** These companies have the technical expertise, business experience and customer contacts to support manufacturing, marketing and sales of LTDF graphene flakes. Many of these companies have the capability to tune *Avadain's* graphene flakes to meet specific end-user needs.
- **Niche graphene materials manufacturers (various industry verticals).** Most graphene companies are focused on making graphene-enhanced products. *Avadain's* technology offers these companies the ability to manufacture their own cost effective, LTDF graphene flakes.
- **Certain mission-critical users (seeking consistent quality and reliable supply).** Some industries need a reliable source of industrial volumes of LTDF graphene flakes, including aviation, space, national security, and medicine. These flakes can be optimized to specific application requirements.

INTELLECTUAL PROPERTY

- Strong IP position is core to *Avadain's* value creation
- The U.S.' #1 IP law firm, Fish and Richardson, drafted and filed a comprehensive parent patent application in 2016
- Parent patent granted in 12 countries: U.S. (#10,662,537), Australia, Brazil, China, Europe, Germany, India, Israel, Japan, Korea, Russia and Singapore
- Patents pending in Canada, Chile, Finland, France, Indonesia, Israel, Italy, Japan, Korea, Malaysia, Mexico, the Netherlands, Poland, Switzerland, Sweden, Turkey and Vietnam
- The 2nd (US 2020/283915) US patent application is a divisional of '537
- The 3rd (US 2022/0002913) US patent application is a continuation of '537
- The 4th US patent application (US 2023/63461969) (provisional) relates to a new cathode design and material upon which exfoliation takes place
- The 5th US patent application (US2023/63461977) (provisional) relates to the continuous production of graphene

FISH.
FISH & RICHARDSON

"Avadain is focused on the importance of intellectual property for its continued success. The team has significant IP expertise, with many years of experience."

- Yuichiro Takayanagi
Panasonic's designated director on Avadain's Board

CONTINUAL INNOVATION

- *Avadain* recognizes that the long-term competitive advantage of our technology licensing requires ongoing innovation and optimization of our graphene flake manufacturing technology.
- We anticipate filing additional patent applications over the next few years.



"Continued innovation is the best way to beat the competition."
- Thomas Edison

TEAM



Brad Larschan

CEO

Brad Larschan co-founded *Avadain* and has been involved with the development and patenting of *Avadain's* technology since 2016. He has served on *Avadain's* Board of Directors since its inception and arranged early investment in *Avadain's* technology by Panasonic. Mr. Larschan has extensive experience in the development and commercialization of breakthrough technologies, including co-founding and leading Bastille LLC, which commercializes disruptive technologies created by universities and research institutions worldwide. Mr. Larschan has extensive expertise in patenting to support commercialization and enforcement of IP-based technologies. He is a member of the IAM Strategy 300: The World's Leading IP Strategists, which identifies individuals leading the development and implementation of strategies that maximize the value of IP portfolios. Mr. Larschan has held leadership roles in a number of start-up and early-stage companies since 1993. Before that, he was an international lawyer in Washington, DC. Mr. Larschan has a BS (magna cum laude) in journalism and politics from Boston University; MA (high honors) from the Fletcher School of Law and Diplomacy (concentration: international law, international security studies, diplomatic history and international energy policy); JD (cum laude) from Boston College Law School.



Phil Van Wormer

CCO

Phil Van Wormer is a co-founder of *Avadain* and responsible for its manufacturing scale-up and marketing. He has over 40 years of experience leading the development and global commercialization of over 50 new technologies, products and services including advanced membranes, films, polymers and aerospace composites, sustainable micro grids, super capacitors and ultra-efficient electric vehicles. Mr. Van Wormer has held senior executive positions at Fortune 500 companies that we expect will be *Avadain's* customers in the future, including DuPont and GE, as well as CEO and Chief Commercial Officer roles for early-stage private equity and venture capital backed technology companies. His manufacturing experience includes leading the turnaround of a $100 million polymer manufacturing operation in Texas and the start-up of a new film manufacturing facility in Japan. During his career, he has also been involved in a number of entrepreneurial endeavors, including wireless spectrum development and off-grid solar systems. Mr. Van Wormer holds a Chemical Engineering degree from Tufts University.



Ericka Wojack

COO/CFO



Dr. Sarah Roscher

Consulting Graphene Scientist

Ericka Wojack co-founded *Avadain* and has served on its Board of Directors since its inception. She is responsible for overseeing the financial and operational activities of *Avadain*. Ms. Wojack has extensive experience managing growth and the cash position of start-up and early-stage companies. As CFO of Bastille LLC, she helped value and structure numerous license agreements. Since 1995, she was President of The Salisbury Group LLC, which advised high net worth individuals on early-stage investments, as well as providing strategic advice to start-up and early-stage companies. Prior to this, she was COO of The House of Windsor Collection and the Managing Director for Petersen Consulting's London office, where she advised clients on risk exposure. Ms. Wojack has a BBA (Finance) from the University of Wisconsin at Madison and an EMBA (summa cum laude) from the University of Memphis. She is a member of the Institute of Management Accountants, where she is a Certified Management Accountant and Certified in Financial Management.



Dr. William Grieco

Chemical Engineering Advisor

Bill is an experienced chemical engineer, entrepreneur and leader taking opportunities from early-stage concept through commercial deployment. He was the founding CEO of the RAPID Manufacturing Institute, which is *Avadain's* project manager. Bill did his PhD at MIT and is an expert in nanotechnology.

Sarah was the key team member who developed our graphene flake manufacturing technology at the Fraunhofer Institute for Applied Solid State Physics. She did her PhD thesis on electrochemical exfoliation of graphene. Sarah is a named inventor on each of *Avadain's* patent applications. Sarah has pioneered the production of large, thin and few defect graphene flakes using optimized electrochemical exfoliation and expansion. She is a consulting graphene scientist for *Avadain* and supports the upscaling to mass production work being performed at Southwest Research Institute.


The *Wall Street Journal* calls the development of graphene "An impending turning point in high tech as important as silicon and integrated circuitry were half a century ago."
The *Telegraph observed* "It's not often that a new substance comes along that is so useful, it defines an era."
Pulitzer-Prize nominee and high-tech visionary Michael Robinson says graphene "will soon have a pervasive impact on the U.S. economy – and the entire human race."
"Graphene may be the most remarkable substance ever discovered," says *The New Yorker*

PRESS

March 2023

The Graphene Council: What Industries Have An Immediate Need For High Quality Defect-free Graphene Flakes

The Graphene Council: Fake Graphene: Let The Buyer Beware!

The Graphene Council: Can Pristine Graphene Flakes Be Used For Energy Storage?

January 2023

The Graphene Council: 2022 was the 'wonder' material's breakout year. What's next?

PRESS ARCHIVE

February 2022

Memphis Business Journal: Memphis startup Avadain looks to unlock the 'revolutionary' potential of graphene

FlipBoard: Memphis startup Avadain looks to unlock the 'revolutionary' potential of graphene

FinancialContent.com: Memphis startup Avadain looks to unlock the 'revolutionary' potential of graphene

March 2022

The Graphene Council: Graphene Flake Manufacturing Company Avadain Inc.'s Upscaling to Mass Production of 'Super Material' Receives $3.77 Million Federal Grant

Graphene-Info: Avadain receives $3.77 million grant to upscale its graphene flakes tech to mass production

Memphis Business Journal: Startup Avadain scores federal funds, prepares to upscale graphene manufacturing process

Darik News: Avadain receives $3.77 million grant to scale its graphene flakes technology into mass production

Business Fast-UK Business and Finance News: Startup Avadain scores federal funds, prepares to upscale graphene manufacturing process – The Business Journals

Graphene.tv (China): Avadain[illegible]377[illegible]

StatNano: Avadain kicks off crowdfunding campaign to raise up to $5 million

Manhattan Street Capital: The Manhattan Street Fund announces its investment in the graphene tech leader Avadain

April 2022

Commercial Appeal: Memphis company Avadain wants to pioneer 'material of our age' graphene

June 2022

Memphis Inno: CEO of Avadain on challenges of crowdfunding campaign, eclipsing 500K mark

Graphene Council: Supercapacitor Performance Significantly Improved with Avadain's High Quality Graphene Flakes

August 2022

Memphis Inno: Local startup Avadain raises $1.37 million through crowdfunding campaign

Business Wire: Netcapital Funding Portal Powers $1.4 Million Capital Raise by Avadain

Crowdfund Insider: Netcapital Funding Portal Enables $1.4M Capital Raise by Avadain

Dig South, The South's Tech Hub: Local startup Avadain raises $1.37M through crowdfunding campaign

Love Graphene: Avadain raises $1.37 million

Explorebit: Avadain raises USD 1.37M crowdfunding

Seeking Alpha: Netcapital Funding Portal Powers $1.4 Million Capital Raise by Avadain

Ivoox.com: Test. Optimize. Scale. episode 75 with Avadain Graphene

Wallstreet-online: Netcapital Funding Portal Powers $1.4 Million Capital Raise by Avadain

Graphene Alliance: □□Avadain□□□□□□□□□□□□ - □□

Unleash the graphene revolution with Avadain's breakthrough technology

Podcasts Featuring Avadain

Investment Research Radio: Podcast Avadain Graphene Interview with CEO Brad Larschan (April 2022)

Netcapital: Live Q & A with Avadain (May 2022)

Test.Optimize.Scale.: Podcast Episode 75 with CEO Brad Larschan (July 2022)

Tealfeed: Graphene Flakes Market: set to capture high growth during 2022- 2030| Avanzare, Flinders Resources, Carbon Gates Technologies, 2DM, Avadain

HERE'S WHAT INVESTORS ARE SAYING ABOUT WHY THEY INVESTED IN AVADAIN


Why I invested in
Avadain

Here is why Pat P invested in Avadain.

$100,000: "Carbon is an amazing element. We're glad we could get in on the ground floor of the Graphene Revolution. Graphene is a game changer."

$200: "Based on my prior knowledge of graphene, I strongly believe that it will be a primary raw material for future technologies."

$1,000: "The chemical and physical properties of this material is phenomenal which makes it usable in many products across multiple industries. This is revolutionary technology and I am excited to be part of the budding stages of this company."

$100: "Graphene is the material of the future!!"

$500: "Felt like it's opportunity of a lifetime"

$800: "Always willing to invest in a manufacturing product that will be environmentally friendly."

$1,000: “Might make huge return”

$200: “Make $$$”

$500: “Next gen technology, Early movers advantage”

$200: “Avadain is the future of all kinds of products.”

$100: “I've read about graphene and its amazing capabilities for years, and I agree that it could be revolutionary in its impact. I hope you extend your offering so that I can invest more funds in your company!”

$112: "I've had my eye on Graphene for a few years now and I'm glad that I found your company.”

$1,700: Avadain is “a way to get a foothold in the graphene revolution.”

$100: “It's a greener technology that is very needed in so many industries. The demand is there, now we will have the tech.”

$100: “The ground breaking technology and all of its potential uses. It would be the most useful material on the planet, to be potentially used for virtually anything.”

$300: “Graphene is going to play a HUGE role in our future!”


Why I invested in Avadain
There is NO PLANET B

USE OF PROCEEDS

If the offering's maximum amount of $4,200,000 is raised:

Use	Value	% of Proceeds
Samples & Testing	$1,425,000	33.9%
Licensing Activities	$685,000	16.3%
Intellectual Property	$480,000	11.4%
Operations and Payroll	$1,404,200	33.4%
Intermediary fees	$205,800	4.9%

TERMS

This is an offering of Class A-1 Common Stock, under registration exemption 4(a)(6), in Avadain, Inc.. This offering must raise at least $10,000 by October 19, 2023 at 11:59pm ET. If this offering doesn't reach its *target*, then your money will be refunded. Avadain may issue additional securities to raise up to $4,200,000, the offering's *maximum*.

If the offering is successful at raising the maximum amount, then the company's implied valuation after the offering (sometimes called its *post-money valuation*) will be:

6,433,661 shares
× $5 per share

$32,168,305 implied valuation

PITCH DECK

Avadain Pitch Deck

FINANCIALS

These financial statements have been audited by an independent Certified Public Accountant.

CPA audit report

SEC FILINGS

The Offering Statement is a formal description of the company and this transaction. It's filed with the SEC to comply with the requirements of exemption 4(a)(6) of the Securities Act of 1933.

Latest Offering Statement

We're also required to share links to each of the SEC filings related to this offering with investors.

- Form C on February 7, 2023
- Form C/A on April 27, 2023
- Form C/A on May 9, 2023
- Form C/A on June 8, 2023
- Form C/A on July 7, 2023
- Form C/A on July 24, 2023
- Form C/A on September 25, 2023

UNDERSTAND THE RISKS

Be sure to understand the risks of this type of investment. No regulatory body (not the SEC, not any state regulator) has passed upon the merits of or given its approval to the securities, the terms of the offering, or the accuracy or completeness of any offering materials or information posted herein. That's typical for Regulation CF offerings like this one.

Neither Netcapital nor any of its directors, officers, employees, representatives, affiliates, or agents shall have any liability whatsoever arising from any error or incompleteness of fact or opinion in, or lack of care in the preparation or publication of, the materials and communication herein or the terms or valuation of any securities offering.

The information contained herein includes forward-looking statements. These statements relate to future events or to future financial performance, and involve known and unknown risks, uncertainties, and other factors, that may cause actual results to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by these forward-looking statements. You should not place undue reliance on forward-looking statements since they involve known and unknown risks, uncertainties, and other factors, which are, in some cases, beyond the company's control and which could, and likely will, materially affect actual results, levels of activity, performance, or achievements. Any forward-looking statement reflects the current views with respect to future events and is subject to these and other risks, uncertainties, and assumptions relating to operations, results of operations, growth strategy, and liquidity. No obligation exists to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

MORE INFO

- Website
- LinkedIn
- Twitter
- Facebook

UPDATES

- Sep 27, 2023 — As Avadain's incredibly successful second...
- Sep 26, 2023 — Meet the Avadain leadership team in Boston Oct....
- Sep 25, 2023 — Filed Form C/A
- Sep 22, 2023 — There is less than 1 week left to register for...
- Sep 20, 2023 — $2.5 million! Thank you for helping us reach...
- Sep 10, 2023 — Here is the link to the KingsCrowd pitch...
- Aug 24, 2023 — Dear Avadain Community, We're celebrating...
- Aug 22, 2023 — Avadain's crowdfunding raise is now at...
- Aug 22, 2023 — Avadain is honored to be featured in...
- Aug 8, 2023 — Avadain Community, We're excited that Avadain...
- Aug 2, 2023 — Avadain has just passed $1.8 million in...
- Aug 1, 2023 — The video of our latest Investor Day is now...
- Jul 28, 2023 — Will someone put us over $1.5 million this...
- Jul 24, 2023 — Filed Form C/A
- Jul 20, 2023 — The Avadain Team is pleased to announce that...
- Jul 18, 2023 — Avadain's Investor Day is TOMORROW! Don't...
- Jul 11, 2023 — Due to overwhelming demand, we are thrilled to...
- Jul 10, 2023 — Avadain will host our second Investor Day this...

Jul 7, 2023 • Filed Form C/A

Jul 6, 2023 • Our Netcapital Offering Page has been updated....

Jun 29, 2023 • I am truly humbled to inform you that Avadain...

Jun 27, 2023 • Hello everyone. Avadain is still without power...

Jun 26, 2023 • Avadain is experiencing a power blackout....

Jun 23, 2023 • With $900,000 in investments, we have reached...

Jun 14, 2023 • Graphene has the potential to transform...

Jun 12, 2023 • We're thrilled to share that we've surpassed ...

Jun 9, 2023 • Avadain is humbled by the support we have...

Jun 8, 2023 • Filed Form C/A

Jun 6, 2023 • We are thrilled to announce that Avadain has...

Jun 5, 2023 • Graphene holds great promise for biomedicine....

May 30, 2023 • We are delighted to announce our first...

May 25, 2023 • Perhaps my favorite science correspondent is...

May 23, 2023 • For those of you who missed it, here's a link...

May 21, 2023 • Greetings Avadain Community! Here is a photo...

May 14, 2023 • About a week ago, we passed $500,000 in...

May 9, 2023 • Dear Avadain supporters and investors, We are...

May 9, 2023 • Filed Form C/A

May 4, 2023 • A leading crowdfunding podcast today updated...

Apr 27, 2023 • Avadain Community, For those of you who missed...

Apr 27, 2023 • Filed Form C/A

Apr 26, 2023 • Time is running out to join tomorrow's live...

Apr 22, 2023 • We would like to share an exciting announcement...

Apr 20, 2023 • We are bursting at the seams to share our...

Apr 18, 2023 • We are ecstatic to announce that we have...

Apr 14, 2023 • Thank you Jaçk Schagunn for your investment and...

Apr 14, 2023 • We are pleased to invite you to our live event...

Apr 13, 2023 • Avadain's first Investor Day is today at 1 pm...

Apr 11, 2023 • Do you live in the Memphis area? If so,...

Apr 10, 2023 • A quick reminder that you are most cordially...

Apr 5, 2023 • Avadain's Graphene: The Next Big Thing The...

Mar 28, 2023 • We are thrilled to announce that Avadain has...

Mar 27, 2023 • We love meeting with our investor community and...

Mar 21, 2023 • We recently held an exciting Fireside Chat to...

Mar 17, 2023 • We are proud to share that we have achieved...

Mar 14, 2023 • Last chance to register We are excited to...

Mar 13, 2023 • We are excited to announce that Avadain is...

Mar 8, 2023 • We're pleased to invite you to our Fireside...

Mar 3, 2023 • Once again, with the help of our many devoted...

Mar 1, 2023 • We are excited to invite you to our upcoming...

Feb 20, 2023 • Avadain's second crowdfunding campaign is...

Feb 16, 2023 • Breaking news! Southwest Research Institute...

Feb 14, 2023 • We are pleased to announce that Avadain has...

Feb 9, 2023 • Avadain has successfully demonstrated a...

Feb 7, 2023 • We are pleased to announce that Avadain is back...

Feb 7, 2023 • Hello Avadain Community! We have a new company...

Feb 7, 2023 • Primary offering of 840,000 shares at $5

Feb 7, 2023 • Filed Form C

Feb 6, 2023 • We have some great news to share! I encourage...

Feb 2, 2023 • Hello, Avadain Community! We're calling all...

Jan 31, 2023 • Hello, Avadain Community! We're calling all...

Jan 24, 2023 • Greetings Avadain Community! The Avadain Team...

Jan 3, 2023 • Dear Avadain Community, I will be hosting a...

Dec 31, 2022 • Dear Avadain Community, Avadain has just...

Dec 30, 2022 • Dear Avadain Community, 2022 was the breakout...

Dec 28, 2022 • Dear Avadain Community, As we take stock of...

Dec 15, 2022 • Avadain's graphene manufacturing technology has...

Dec 13, 2022 • Hello, Avadain Community! Last chance to...

Dec 13, 2022 • Correction. Avadain's Fireside Chat is today,...

Dec 6, 2022 Graphene is beginning to take the world by...

Nov 3, 2022 Dear Avadain Community, We update our social...

Sep 13, 2022 Dear Avadain Community, I am pleased to inform...

Aug 31, 2022 **Avadain Featured by The Graphene...

Jul 29, 2022 Avadain Community, I want to thank each and...

Jul 29, 2022 Primary offering finalized, selling 341,656 shares

Jul 29, 2022 We are now in the final moments of our more...

Jul 28, 2022 We are in the final moments of our very...

Jul 28, 2022 I am ecstatic that we added another 100...

Jul 28, 2022 Only a few days left to invest in Avadain and...

Jul 28, 2022 Thanks very much to the many people "watching"...

Jul 28, 2022 We're in the final stages of our successful...

Jul 26, 2022 As we approach the final stages of our...

Jul 24, 2022 This is what a few recent investors in Avadain...

Jul 23, 2022 The Avadain Team is thrilled to tell you that...

Jul 23, 2022 I am deeply grateful to all of you who have...

Jul 21, 2022 I would like to share with the Avadain...

Jul 20, 2022 Avadain's successful crowdfunding campaign...

Jul 19, 2022 Hear why one of Avadain's earliest investors is...

Jul 15, 2022 Since we first launched our equity crowdfunding...

Jul 14, 2022 • Our crowdfunding campaign has surely been...

Jul 14, 2022 • Avadain has successfully demonstrated an...

Jul 14, 2022 • Hello Avadain Community, We are elated to...

Jul 8, 2022 • We will be hosting an Investor Fireside Chat...

Jul 6, 2022 • Hello Avadain Community!

Jul 5, 2022 • We're inches away from reaching our next...

Jul 1, 2022 • Hello Avadain Community!

Jun 29, 2022 • Avadain Inc. Community, What a wild ride it's...

Jun 21, 2022 • Avadain Inc. Community, I am extremely honored...

Jun 18, 2022 • I wanted to report to you on Avadain's strong,...

Jun 10, 2022 • Hello Avadain Community!

Jun 9, 2022 • Hello Avadain Community! Time is running out...

Jun 7, 2022 • Hello Avadain Community! Avadain has...

Jun 6, 2022 • Hello Avadain Community, We are ecstatic to...

Jun 4, 2022 • Avadain Inc. Community, Today, Start-up...

Jun 1, 2022 • Hello Avadain Community, We are ecstatic to...

May 27, 2022 • Avadain has successfully demonstrated a...

May 27, 2022 • Avadain Inc. Community, We are ecstatic to...

May 25, 2022 • How Graphene Can Revolutionize Our...

May 20, 2022 • Hello Avadain Community,

May 17, 2022 • Lead graphene researcher joins Avadain's...

May 10, 2022 • Avadain Inc. Community, Avadain has a globally...

May 9, 2022 • Avadain Inc. Community, We were featured in a...

May 9, 2022 • Hello Avadain Community – In a recent Twitter...

Apr 19, 2022 • Hello Avadain Community! Investment Research...

Apr 13, 2022 • Hello Avadain Community! The Graphene Age has...

Apr 6, 2022 • Avadain Community, Avadain Inc. has globally...

Mar 31, 2022 • Avadain Inc. Community, Have you heard of...

Mar 29, 2022 • Primary offering of 1,250,000 shares at $4

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